Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2014 Second Quarter

VAN NUYS, CALIFORNIA - July 31, 2014 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported net income of $5.0 million, or $0.18 per diluted share, for the second quarter of 2014, compared with net income of $6.3 million, or $0.23 per diluted share, for the second quarter of 2013.

Net sales for the second quarter of 2014 were unchanged when compared with the second quarter of 2013, totaling $199.0 million for both periods. Unit shipments in the 2014 second quarter rose 1% over the corresponding prior year period to 3 million units. Gross profit decreased to $15.7 million and was 8 percent of net sales for the current year quarter, versus $16.2 million, or 8 percent of net sales, for the same period a year ago. The gross profit decline reflects a modestly higher increase in factory costs when compared to the small increase in unit sales volume.

“Results for the quarter helped to clarify many of the challenges Superior faces,” said Don Stebbins, who joined Superior in May 2014 as its president, chief executive officer and member of the board of directors. “Despite a small increase over last year, we continue to experience relative unit volume softness. Our results highlight the need to reduce factory costs to improve margins and also to bolster our longer-term competitive position. Accordingly, we announced yesterday the closing of our Rogers, Arkansas facility by the end of this year, as we implement steps toward addressing our more immediate challenges.

“I am confident that our initiatives, combined with Superior’s iconic brand, industry-leading position and strong foundation, will allow us to pursue opportunities and take Superior to its next stage of development, with an ultimate objective of enhancing returns for our shareholders,” Stebbins added.

Stebbins said that as of July 30, 2014, the company has transacted repurchases of its shares totaling $29.3 million as part of a previously announced $30 million stock repurchase program. He also said that construction of a new manufacturing plant in Mexico is on plan and under budget, with expectations of initial production at the end of 2014 and full production scale-up in the second half of 2015.

Stebbins also said the closure of the company’s Rogers, Arkansas manufacturing facility is expected to generate approximately $15 million year-over-year labor cost savings resulting from a workforce reduction of approximately 500 employees. Scheduled production will be shifted to other Superior manufacturing facilities. Superior expects to incur severance costs of approximately $2.0-2.5 million. Asset related charges in connection with the closing have yet to be determined. At June 29, 2014, the net book value of fixed assets at the Rogers facility was approximately $21.9 million.

For the 2014 second quarter, selling, general and administrative expenses increased to $7.3 million, or 4% of net sales, from $7.1 million, or 4% of net sales, last year, primarily reflecting higher professional service fees, legal and stock based compensation costs in the current year, partially offset by the cost of a settlement in connection with a Mexico customs audit incurred in 2013.

Income from operations for the 2014 second quarter decreased to $8.4 million, or 4 percent of net sales, from $9.1 million, or 5 percent of net sales, last year, mirroring the gross profit change.

The company had other expense of $0.1 million in the second quarter of 2014, compared to other income of $300,000 in the second quarter of 2013. The difference reflects a change from a foreign exchange gain of $300,000 in the prior year to a $200,000 foreign exchange loss in the current year.

The higher tax provision and effective tax rate of 42% in the second quarter of 2014 reflects the negative impact of 2014 changes in Mexican tax law, the unavailability of federal and state R&D credits taken in the prior year, the impact of certain non-deductible costs in the U.S., and increases in reserves for uncertain tax positions.

At June 29, 2014, working capital was $233.6 million, including cash, cash equivalents and short-term investments of $130.4 million. At December 29, 2013, working capital was $284.8 million, including cash, cash equivalents and short-term investments of $203.1 million. The decline primarily relates to continued investment in the new wheel manufacturing plant under construction in Mexico and in other facilities, as well as the repurchase of the company’s common stock. Superior has no bank or other interest bearing debt.

Year-to-Date Results

Net sales for the first half of 2014 were $382.4 million, compared with $405.4 million for the comparable period a year ago, primarily reflecting a 4% decrease in the number of wheels shipped. Unit shipments for the first half of 2014 were 5.8 million versus 6.0 million a year ago. Additionally, the average wheel selling price decreased 2%, primarily reflecting the decline in the value of the aluminum component of sales, which is generally passed through to customers.

Gross profit for the first half of 2014 increased to $31.4 million and was 8% of net sales, compared with $29.8 million, or 7% of net sales, for the comparable period a year ago. The increase in gross profit and related margin reflects generally lower cost and improved manufacturing productivity, due, in part, to benefits derived from capital improvements implemented during the past year. In addition, results for the 2014 year-to-date period also benefited from a timing difference between the values of aluminum in sales versus cost.

Selling, general and administrative expenses were $15.2 million, or 4 percent of net sales, for the first half of 2014, compared with $14.3 million, or 4 percent of net sales, for the comparable period last year. The 2014 increase is primarily attributable to $1.0 million in executive severance costs, approximately $800,000 in higher professional service fees, partially offset by lower current year audit fees and cost for the Mexico customs audit settlement incurred in 2013.

Income from operations increased to $16.1 million, or 4 percent of net sales, for the first half of 2014, versus $15.5 million, or 4 percent of net sales, a year ago.

The company had other expense of $100,000 in the first half of 2014, compared to other income of $400,000 in the first half of 2013. The difference reflects a change from a foreign exchange gain of $400,000 in the prior year to a $200,000 foreign exchange loss in the current year.

The higher tax provision and effective tax rate of 41% for the first half of 2014 reflects the negative impact of 2014 changes in Mexican tax law, the unavailability of federal and state R&D credits taken in the prior year, the impact of certain non-deductible costs in the U.S. and increases in reserves for uncertain tax positions.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Thursday, July 31, 2014 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, without limitation, improved performance and flexibility, improved efficiencies, including lower labor and other cost, productivity from continued investments in existing manufacturing facilities, along with the progress of construction and anticipated completion of a new manufacturing facility in Mexico, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended

	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net Sales	$198,966	$198,993	$382,356	$405,434

Cost of Sales	183,234	182,756	350,988	375,679
Gross Profit	15,732	16,237	31,368	29,755

Selling, General and Administrative Expenses	7,288	7,090	15,221	14,299
Income From Operations	8,444	9,147	16,147	15,456

Interest Income, net	311	441	660	876
Other Income (Expense), net	(93)	283	(86)	414
Income Before Income Taxes	8,662	9,871	16,721	16,746

Provision for Income Taxes	(3,623)	(3,547)	(6,860)	(5,488)
Net Income	$5,039	$6,324	$9,861	$11,258

Income Per Share:
Basic	$0.19	$0.23	$0.36	$0.41
Diluted	$0.18	$0.23	$0.36	$0.41

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,180,000	27,348,000	27,148,000	27,328,000
Diluted	27,359,000	27,452,000	27,303,000	27,504,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 29,	December 29,
	2014	2013
Current Assets	$331,360	$384,218
Property, Plant and Equipment, net	262,469	219,892
Investments and Other Assets	50,098	49,278
	$643,927	$653,388

Current Liabilities	$97,721	$99,430
Long-Term Liabilities	71,129	70,895
Shareholders' Equity	475,077	483,063
	$643,927	$653,388